Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-121434 on Form S-8 of our report dated March 5, 2008, relating to the consolidated financial statements of Great Wolf Resorts, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006, as described in Note 12) appearing in this Annual Report on Form 10-K of Great Wolf Resorts, Inc. for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
March 2, 2009